FOR IMMEDIATE RELEASE

July 9, 2012	For More Information Contact:
Gregory S. Schreacke
President
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation

Completes Divesture of Indiana Franchise

Elizabethtown, Kentucky, July 9, 2012 – First Financial Service Corporation (NASDAQ: FFKY), parent of First Federal Savings Bank of Elizabethtown (“First Federal”), today announced that its previously announced divesture of its four branch retail bank franchise in Indiana to First Savings Bank, F.S.B. (“First Savings”), was effective after the close of business on July 6, 2012.

First Federal received a 3.65% percent premium on the $102.7 million of consumer and commercial deposits at closing. First Savings assumed a total of approximately $115.7 million in non-brokered deposits, which included $13.0 million of government, corporate, other financial institution and municipal deposits for zero premium or discount. First Federal sold approximately $30.4 million in performing loans at a discount of 0.80%. The consummated transaction is expected to result in a one-time gain of approximately $3.5 million.

“This transaction represents another strategic step in our continued efforts to address our Company's capital needs while remaining mindful of the potential effects of dilution on our current shareholders,” said Gregory S. Schreacke, President of First Financial Service Corporation. “We will continue to explore all strategic alternatives that will strengthen First Federal Savings Bank position in meeting the conditions of the regulatory consent order in the most beneficial manner to our current shareholder base." Under the terms of the consent order, First Federal must reach a Tier I capital ratio of 9.00% and a total risk-based capital ratio of 12.00%. The divestiture of the Southern Indiana franchise, combined with the impending sale of four Louisville branches previously announced in May, is projected to increase First Federal’s Tier I capital ratio from 5.90% to over 8.65% and its total risk-based capital ratio from 10.70% to over 12.00% based on May 31, 2012 financial information.

In addition to enhancing First Federal’s capital position, these divestitures will enable the Company to focus on its historically profitable core markets. First Federal will continue to operate 13 full-service banking centers in five contiguous counties in central Kentucky along the Interstate 65 corridor. First Federal has significant deposit market share in each of these individual counties and a combined deposit market share for this five county region of 22% of the deposits as of June 30, 2011. In comparison, the next largest competitor has just 8% market share.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923. The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service. The Bank offers a variety of financial services to its retail and commercial banking customers. These services include personal and corporate banking services, and personal investment financial counseling services. Today, the Bank serves six contiguous counties encompassing central Kentucky and the Louisville metropolitan area, through its 17 full-service banking centers and a commercial private banking center.

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of First Federal Savings Bank. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Adverse conditions in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. First Financial Service Corporation’s results also be adversely affected by declines in business and economic conditions both generally and in the markets we serve; changes in interest rates; events affecting the credit quality of its loan portfolios or in the value of the collateral securing those loans; events affecting the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk, and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to First Financial Service Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011 with the Securities and Exchange Commission, including the section entitled “Risk Factors,” and all subsequent filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and First Financial Service Corporation undertakes no obligation to update them in light of new information or future events.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.” Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities, LP

FIG Partners